STOCK PURCHASE AGREEMENT

AMONG

MATRIX SERVICE COMPANY,

GENERAL SERVICE CORPORATION,

JAMES D. HAMMOND,

JAMES D. HAMMOND, AS TRUSTEE,

TIMOTHY E. HAMMOND,

VICTORIA A. HAMMOND

AND

DEBORAH E. HAMMOND

Dated: June 17, 1997

TABLE OF CONTENTS

STOCK PURCHASE AGREEMENT

                                                                  Page
ARTICLE I GENERAL                                                 ----


Section 1.1 Definitions                                             1
Section 1.2 Agreement to Purchase and Sell                          7
Section 1.3 Purchase Price                                          7
Section 1.4 Payment of Purchase Price                               7
Section 1.5 Earnout Procedures                                      9
Section 1.6 Delivery of Certificates Representing the Shares       10
Section 1.7 Employment and Non-Competition Agreements              10

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of Sellers              11
Section 2.2 Representations and Warranties of Purchaser            30

ARTICLE III
CONDUCT AND TRANSACTIONS PRIOR TO CLOSING

Section 3.1 Access to Records and Properties; Confidentiality      32
Section 3.2 Operation of Seller Corp.                              33
Section 3.3 Consents                                               34
Section 3.4 No Public Announcements or Negotiation with Others     34
Section 3.5 Best Efforts to Satisfy Conditions                     34
Section 3.6 Antitrust Law Compliance                               35
Section 3.7 Update Sellers' Disclosure Letter                      35
Section 3.8 Tax Matters                                            35
Section 3.9  Personal Guarantees                                   36

ARTICLE IV
CONDITIONS OF CLOSING

Section 4.1 Conditions of Obligations of Purchaser                 36
Section 4.2 Conditions of Obligations of Sellers                   37
Section 4.3 HSR Act Approval                                       38
Section 4.4 Opportunity to Cure                                    38

ARTICLE V
CLOSING DATE AND TERMINATION OF AGREEMENT

Section 5.1 Closing Date                                           39
Section 5.2 Termination of Agreement                               39

ARTICLE VI
INDEMNIFICATION

Section 6.1 Indemnity                                              40
Section 6.2 Notice, Participation and Duration                     40
Section 6.3 Indemnification if Negligence of Indemnitee            41
Section 6.4 Reimbursement                                          41
Section 6.5 Offset                                                 41
Section 6.6 No Third Party Beneficiaries                           41
Section 6.7 Limitations on Indemnification                         42

ARTICLE VII
MISCELLANEOUS

Section 7.1 Further Actions                                        42
Section 7.2 No Broker                                              42
Section 7.3 Expenses                                               42
Section 7.4 Entire Agreement                                       43
Section 7.5 Descriptive Headings                                   43
Section 7.6 Notices                                                43
Section 7.7 Governing Law                                          44
Section 7.8 Assignability                                          44
Section 7.9 Waivers and Amendments                                 44
Section 7.10 Third Party Rights                                    44
Section 7.11 Illegalities                                          45
Section 7.12 Counterparts                                          45
Section 7.13 Survival; Exclusivity of Remedies                     45
Section 7.14Representations and Warranties of Sellers              45
Section 7.15 Alternative Dispute Resolution                        45


ANNEXES

Annex A Sellers' Disclosure Letter
Appendix 1.1(a) Backlog Orders
Appendix 1.1(b) Bank Debt
Appendix 1.1(c) Equipment
Appendix 1.1(d) Intangible Assets
Appendix 1.1(e) Permitted Encumbrances
Appendix 1.1(f) Scheduled Contracts
Appendix 1.1(g) Vehicles
Appendix 2.1(a) Organization and Good Standing of Seller Corp. and Subsidiaries Appendix 2.1(b) Consents
Appendix 2.1(c) Capitalization
Appendix 2.1(d)-1 Financial Statements
Appendix 2.1(d)-2 Liabilities
Appendix 2.1(e) Bank Accounts
Appendix 2.1(f) Insurance
Appendix 2.1(g) Litigation
Appendix 2.1(i) Intangible Assets
Appendix 2.1(j) Instruments in Full Force
Appendix 2.1(k)-1 Employee Plans
Appendix 2.1(k)-2 Plan Payments
Appendix 2.1(k)-3 Termination of Plans
Appendix 2.1(l)-1 Labor Agreements
Appendix 2.1(l)-2 Union Organizing Activities
Appendix 2.1(l)-3 Strikes
Appendix 2.1(l)-4 Grievances
Appendix 2.1(l)-5 Employee Litigation
Appendix 2.1(n) Absence of Certain Changes
Appendix 2.1(o) Subsidiaries
Appendix 2.1(p) Material Contracts
Appendix 2.1(q) Licenses and Permits
Appendix 2.1(r) Environmental Matters
Appendix 2.1(v) Competing Lines of Business
Appendix 3.2(g) Indebtedness of Sellers
Appendix 7.2 Scott-Macon, Ltd. Fees and Expenses


STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 17th day of June, 1997 by and among MATRIX SERVICE COMPANY, a Delaware corporation ("Purchaser"), JAMES D. HAMMOND, JAMES D. HAMMOND, as Trustee under a Voting Trust Agreement dated February 1, 1991, TIMOTHY E. HAMMOND, VICTORIA A. HAMMOND and DEBORAH E. HAMMOND (the "Sellers"), and GENERAL SERVICE CORPORATION, a Delaware corporation ("Seller Corp.").

WHEREAS, Seller Corp. is engaged in the business of (i) the construction, repair and maintenance of above ground storage tanks ("ASTs"), (ii) the fabrication and installation of liners for ASTs, and (iii) the design, fabrication, installation, repair and maintenance of aluminum roof products for ASTs (the "Business"); and

WHEREAS, the Sellers own, or as of the Closing Date will own, all of the issued and outstanding shares of capital stock of Seller Corp. (together with all shares of the capital stock of Seller Corp. issued from the date hereof through the Closing Date (as defined herein), the "Shares"); and

WHEREAS, Purchaser desires to purchase the Shares from the Sellers, and the Sellers desire to sell the Shares to Purchaser, in each case upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

GENERAL

Section 1.1 Definitions. Unless otherwise stated in this Agreement, the following terms shall have the following meanings (the following definitions to be equally applicable to both the singular and plural forms of any of the terms herein defined):

"Accounts":   All accounts receivable of Seller Corp. and all other rights of Seller Corp. to payment for goods sold or leased or for services rendered, including without limitation those which are not evidenced by instruments or chattel paper, whether or not they have been earned by performance or have been written off or reserved against as a bad debt or doubtful account in any Financial Statements; together with all instruments and all documents of title representing any of the foregoing, all rights in any merchandise or goods which any of the same represent, and all rights, title, security and guaranties in favor of Seller Corp. with respect to any of the foregoing, including, without limitation, any right of stoppage in transit.

"Affiliate": Any Person that, directly or indirectly, controls, or is controlled by or under common control with, another Person. For the purposes of this definition, "control" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.

"Agreement":  As defined in the first paragraph hereof.

"Assets": The Vehicles, the Equipment, the Permits, the Intangible Assets, the Scheduled Contracts, the Inventories, the Backlog Orders, the Accounts, Seller Corp.'s cash, bank accounts, marketable securities and other cash equivalents, the Records and all other assets of Seller Corp.

"Audited Balance Sheet":  As defined in Section 2.1(d)(1).

"Audited Financial Statements":  As defined in Section 2.1(d)(1).

"Backlog Orders":   All of Seller Corp.'s backlog of orders for products
manufactured or sold by Seller Corp., which are (i) accepted by Seller Corp. in the ordinary course of business as of the Closing or (ii) listed in Appendix 1.1(a) to the Sellers' Disclosure Letter and, in each case, not invoiced or shipped or canceled as of the Closing.

"Balance Sheets":  As defined in Section 2.1(d).

"Bank Debt": The indebtedness of Seller Corp. to PNC Bank, Delaware described on Appendix 1.1(b) to the Sellers' Disclosure Letter.

"Business":  As defined in the recitals of this Agreement.

"CERCLA": The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.

"Claim":  As defined in Section 6.2(a).

"Closing":  As defined in Section 5.1(a).

"Closing Date":  As defined in Section 5.1(a).

"Code":  The Internal Revenue Code of 1986, as amended.


"Customer Data": All of Seller Corp's customer lists, sales records and other customer data (including credit data) relating to the Business.

"Damages":  As defined in Section 6.1(a).

"Defined Benefit Plan":  As defined in Section 2.1(k)(1).

"Department":  As defined in Section 3.6.

"Earnout":  As defined in Section 1.4(c).

"Earnout Companies":  As defined in Section 1.4(c).

"EBIT":  As defined in Section 1.4(c).

"Employees":  As defined in Section 2.1(k)(1).

"Employment and Non-Competition Agreements":  As defined in Section 1.6.

"Environmental Event":  As defined in Section 2.1(r).

"Environmental Laws":  As defined in Section 2.1(r).

"Environmental Material":  As defined in Section 2.1(r).
"Equipment": All of Seller Corp.'s furniture, equipment, machinery, apparatus, tools, dies, appliances, vehicles, implements, spare parts, supplies and all other tangible personal property of every kind and description (other than the Vehicles and the Inventories) insofar as any of the foregoing relates to the Business. The Equipment includes, without limitation, all of the items listed in Appendix 1.1(c) to the Sellers' Disclosure Letter.

"ERISA":  Employee Retirement Income Security Act of 1974, as amended.

"Financial Statements": As defined in Section 2.1(d).

"FTC":  As defined in Section 3.6.

"GAAP":  As defined in Section 2.1(d).

"Governmental Approval":  As defined in Section 2.1(r).

"Governmental Authority":  As defined in Section 2.1(r).

"Governmental Body": Any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

"HSR Act":  As defined in Section 3.6.

"Indemnitee":  As defined in Section 6.2(a).

"Indemnitor":  As defined in Section 6.2(a).

"Instruments":  As defined in Section 2.1(j).

"Intangible Assets":   All right, title and interest of Seller Corp. in, to
and under all patents, trademarks, technology, know-how, data, copyrights, tradenames, servicemarks, licenses, covenants by others not to compete, rights and privileges used in the conduct of the Business and the right to recover for infringement thereon and all goodwill associated with the Business in connection with which the marks are used. The Intangible Assets include, without limitation, all of the items listed in Appendix 1.1(d) to the Sellers' Disclosure Letter.

"Inventories": All of Seller Corp.'s inventories insofar as any of the foregoing relates to the Business, including, without limitation, finished goods, work-in-progress, raw materials, supply inventories, and other inventories.

"IRS":  The Internal Revenue Service.

"Lien": All mortgages, deeds of trust, liens, security interests, pledges, leases, conditional sale contracts, claims, rights of first refusal, options, charges, liabilities, obligations, agreements, privileges, liberties, easements, rights-of-way, limitations, reservations, restrictions and other encumbrances of any kind.

"Material Adverse Effect": (a) Any change, development or effect (individually or in the aggregate) in the general affairs, management, business, results of operations, condition (financial or otherwise), assets or liabilities that would be material and adverse to Seller Corp. and Subsidiary, taken as whole, after giving effect to the Transaction, or (b) any fact or development that would (individually or in the aggregate), after giving effect to the Transaction, impair Seller Corp.'s ability or obligations to perform on a timely basis all material obligations it has under this Agreement; provided, however, that if the result thereof is covered by insurance, such insurance shall be taken into account.

"Maximum Earnout Payment":  As defined in Section 1.4(c).

"Multi-Employer Plan":  As defined in Section 2.1(k)(1).

"Notes":  As defined in Section 1.4(b).

"Operative Documents": This Agreement and all other agreements, instruments, documents, and certificates executed and delivered by or on behalf of Seller Corp., Sellers, or Purchaser at or before the Closing pursuant to this Agreement.

"Order": Any order, writ, injunction, decree, judgment, award or determination of any Governmental Body.

"PBGC":  The Pension Benefit Guaranty Corporation.

"Permits": All permits, authorizations, certificates, approvals, registrations, variances, exemptions, rights-of-way, franchises, privileges, immunities, grants, ordinances, licenses and other rights of every kind and character (a) under any (1) federal, state, local or foreign statute, ordinance or regulation, (2) Order or (3) contract with any Governmental Body or (b) granted by any Governmental Body.

"Permitted Encumbrances": (a) The Liens described or referred to in Appendix 1.1(e) to the Sellers' Disclosure Letter, (b) Liens for current Taxes and assessments not yet due and payable, including, but not limited to, Liens for nondelinquent ad valorem Taxes, nondelinquent statutory Liens arising other than by reason of any default on the part of Seller Corp. or Subsidiary, (c) purchase money Liens if incurred in the ordinary course of business, and (d) such liens, minor imperfections of title, or easements on real property, leasehold estates, or personalty as do not in any material respect detract from the value thereof and do not interfere with the present use of the property subject thereto.

"Person": An individual, partnership, joint venture, corporation, bank, trust, unincorporated organization or a Governmental Body.

"Plan":  As defined in Section 2.1(k).

"Products": All products manufactured, produced, marketed or distributed by Seller Corp.

"Purchase Price":  As defined in Section 1.3.

"Purchaser":  As defined in the opening paragraph of this Agreement.

"Purchaser Indemnitees":  As defined in Section 6.1(a).

"Records":   All of Seller Corp's books, records, papers and instruments of whatever nature and wherever located that relate to the Business or the Assets or which are required or necessary in order for Purchaser to conduct the Business from and as of the Closing in the manner in which it is presently being conducted, including, without limitation, corporate minute books and stock records, blueprints, specifications, plats, maps, surveys, building and machinery diagrams, accounting and financial records, maintenance and production records, personnel and labor relations records, environmental records and reports, income, sales and property Tax records and returns, sales records, the Customer Data and the Supplier Data.

"Scheduled Contracts": All right, title and interest of Seller Corp. in, to and under the contracts and agreements described in Appendix 1.1(f) to the Sellers' Disclosure Letter and all rights (including rights of refund and offset), privileges, deposits, claims, causes of action and options relating or pertaining to the Scheduled Contracts or any thereof.

"Seller Corp.":  As defined in the opening paragraph of this Agreement.

"Seller Corp. Sites":  As defined in Section 2.1(r)(1).

"Seller Indemnitees":  As defined in Section 6.1(b).

"Sellers":  As defined in the opening paragraph of this Agreement.

"Sellers' Disclosure Letter": The disclosure letter delivered by Sellers to Purchaser prior to the execution and delivery of this Agreement, and a "Supplement" thereto means a supplemental disclosure letter delivered pursuant to Section 3.7.

"Shares":  As defined in the recitals of this Agreement.

"Subsidiary":  As defined in Section 2.1(o).

"Supplement":  As defined in Section 3.7.

"Supplier Data": All of Seller Corp.'s supplier lists and other supplier data relating to the purchase of raw materials, utilities and other supplies used in connection with the Business.

"Tax Returns":  As defined in Section 2.1(h)(1).

"Taxes": Any federal, state, local, foreign or other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, customs, duties, or other taxes, fees, assessments or charges of any nature whatsoever (including without limitation interest, penalties, additions to tax, or additional amounts with respect thereto) imposed by any law, rule or regulation which are attributable or relating to the Assets or the business of Seller Corp. for any periods ending on or as of the Closing.

"Territory": All states that are located north of Tennessee and North Carolina and east of Minnesota, Iowa and Missouri,

"Transaction": The sale and purchase of the Shares and performance of covenants, in each case as contemplated by this Agreement.

"U.S.": The United States of America.

"Unaudited Balance Sheet":  As defined in Section 2.1(d)(2).

"Unaudited Financial Statements":  As defined in Section 2.1(d)(2).

"Vehicles": All the trucks, trailers and other certificated vehicles described in Appendix 1.1(g) to the Sellers' Disclosure Letter.

Section 1.2 Agreement to Purchase and Sell. On the Closing Date and upon the terms and subject to the conditions set forth in this Agreement, the Sellers shall sell, assign, transfer, convey and deliver the Shares to Purchaser, free and clear of all Liens, and Purchaser shall purchase and accept the Shares from the Sellers.

Section 1.3 Purchase Price. The aggregate purchase price for the Shares (the "Purchase Price") shall be up to $6,258,927 payable as set forth in
Section 1.4.

Section 1.4 Payment of Purchase Price. The Purchase Price shall be allocated pro rata among the Sellers in proportion to the number of Shares beneficially owned by each Seller as of the Closing Date as set forth on Appendix 2.1(c) to the Sellers' Disclosure Letter and shall be payable to the Sellers as follows:

(a) At the Closing Purchaser shall deliver to the Sellers $3,889,259 in cash, to be paid by certified or cashier's checks.

(b) At the Closing Purchaser shall deliver to the Sellers promissory notes in the aggregate principal amount of $197,472 (the "Notes") in the form of
Exhibit 1.4 hereto.

(c) Sellers shall also be entitled to receive from Purchaser an aggregate amount of cash (the "Earnout") equal to 50% of the amount, if any, by which the earnings before taxes and interest expense (the "EBIT") of Seller Corp., the Michigan Regional Operations of Matrix Service Mid Continent, Inc. and the New Jersey Regional Operations of Matrix Service Mid Continent, Inc. and to the extent not included in any of the foregoing (i) all earnings before taxes and interest from the aluminum roof operations of the Purchaser and Seller Corp., both domestic and international, including future aluminum product introductions by the Purchaser and Seller Corp. such as, but not limited to, geodesic dome products, but not including any such aluminum roof operations and aluminum products of companies, businesses or assets acquired by the Purchaser after the Closing; (ii) all earnings before taxes and interest from the field erection portion of elevated water tanks constructed by the Earnout Companies (excluding the estimating, contracting, design, purchasing and shop fabrication of such projects performed by Brown Steel) and (iii) all earnings before taxes and interest from the flat bottom new tanks constructed by merit shop operations of Purchaser inside the Territory (collectively, the "Earnout Companies"), combined in the fiscal years set forth below exceeds the amount indicated below as the Earnout threshold for that year. In no event shall the cumulative amount of all cash payments made pursuant to this subparagraph (c) exceed $2,172,196 (the "Maximum Earnout Payment").

                         Fiscal Year          Earnout
                         Ending May 31       Threshold
                         -------------       ---------

                             1998            2,000,000
                             1999            2,250,000
                             2000            2,500,000
                             2001            2,500,000
                             2002            2,500,000
                             2003            2,500,000
                             2004            2,500,000

For purposes of calculating EBIT, the EBIT from the Michigan Regional Operations will be the greater of (a) $1,209,000 or (b) the EBIT from the Michigan Regional Operations for the fiscal year in which the Earnout is to be calculated.

For purposes of calculating EBIT, no reduction shall be made for (1) interest charges on any indebtedness, (2) costs attributable to the acquisition of Seller Corp., (3) any federal, state or local income taxes,
(4) any management fees charged by Purchaser to the Earnout Companies that are not normal and customary, (5) adjustments related to the business and activities of the Earnout Companies that under GAAP should have been made in fiscal years prior to fiscal year 1998 or (6) payments made to the holders of the stock appreciation rights relating to the shares of Seller Corp. Common Stock. In addition, the parties agree that earnings shall be equivalent to "operating income" as that term is defined and calculated pursuant to GAAP.

The Earnout Companies shall have a right of first refusal on (i) all tank maintenance, repair and seal jobs located in the Territory and (ii) all jobs in the facilities currently owned and operated by British Petroleum, Ashland Oil, IMTT, Mobil Team East, Citgo and Colonial Pipe Line.

In the event (i) that the Purchaser merges with or is acquired by another company that is not an Affiliate of Purchaser or (ii) of the divestiture of a material portion of the assets of the Earnout Companies, whether directly or indirectly (through a transfer of such assets, a sale of stock, a merger or otherwise), so as to, in the reasonable judgment of Sellers, have an adverse effect on their receipt of the Maximum Earnout Payment (a "Change in Control"), each Seller may, at such Seller's option, either:

(a) continue the Earnout as outlined in Section 1.4(c), or

(b) receive, at the time of a Change in Control, an amount equal to 70% of the sum of (a) such Seller's pro rata portion of the Maximum Earnout Payment less (b) all prior Earnout Payments paid by the Purchaser to such Seller.

The amount, if any, payable in respect of each of the fiscal years set forth shall be payable, without interest, as soon as practicable after the completion of the audit for such fiscal year, but in any event within 120 days following the end of such fiscal year.

Section 1.5 Earnout Procedures. (a) Purchaser agrees to maintain accounting records sufficient to allow the computation and verification of the computation of the payments by the Purchaser to the Sellers under
Section 1.4(c) (each, an "Earnout Payment").

(b) In connection with the making of each Earnout Payment the Purchaser shall deliver to the Sellers a copy of the audited consolidated financial statements of Matrix Service Company, together with certain supplemental income data of the Earnout Companies, a schedule setting forth the computation of such payment and a copy of any other financial information used in making such computation. The Sellers shall have the right following their receipt of an Earnout Payment to cause an accounting firm chosen by the Sellers (the "Sellers' Accountants") to conduct an accounting audit of the Earnout Companies at Sellers' expense (except as provided below) solely for the purpose of determining the amount of such Earnout Payment, provided that such audit shall be conducted upon reasonable advance notice at Matrix Service Company at 10701 East Ute Street, Tulsa, Oklahoma 74116, during normal business hours and in a manner which does not unduly interfere with the business operations of the Earnout Companies.
The Sellers shall give the Purchaser written notice of such an accounting audit within twenty days following Sellers' receipt of the Earnout Payment and the accompanying required schedule and financial information (the "Delivery Date"). The Purchaser's computation of any Earnout Payment shall be conclusive and binding upon the parties hereto unless, within twenty days following the Delivery Date or, if Sellers have elected to have an accounting audit conducted, within ten days of Sellers' receipt of the report from Sellers' Accountants regarding the Earnout Payment, any Seller notifies the Purchaser in writing (the "Seller's Notice") that such Seller, either individually or on behalf of such Seller and the other Sellers identified in the Seller's Notice (individually or collectively, as the case may be, the "Notifying Seller"), disagrees with the Purchaser's computation of the Earnout Payment. The Seller's Notice shall include a schedule setting forth the Notifying Seller's computation of the Earnout Payment, together with a copy of any financial information, other than that previously supplied by the Purchaser to the Sellers, used in making the Notifying Seller's computation. The Notifying Seller shall send a copy of the Seller's Notice to each Seller who is not a Notifying Seller.

The Notifying Seller's computation of the Earnout Payment under this
Section 1.5(b) shall be conclusive and binding upon the parties hereto unless, within twenty days following the Purchaser's receipt of the Seller's Notice, the Purchaser notifies the Sellers in writing that it disagrees with the Notifying Seller's computation of the Earnout Payment. If the Purchaser disagrees with the Notifying Seller's computation of the Earnout Payment, the Purchaser and the Notifying Seller shall request a national firm of independent certified public accountants mutually agreeable to the Purchaser and the Notifying Seller to compute the amount of the Earnout Payment as promptly as possible, which computation shall be conclusive and binding upon the Purchaser and the Notifying Seller. In the event that the Purchaser and the Notifying Seller cannot agree on such a national firm of independent certified public accountants, then the names of the national accounting firms, exclusive of any such firm which is rendering or has within the past three years rendered services to the Purchaser or the Notifying Seller or their Affiliates, shall be selected by lottery until one such firm is willing to compute the disputed payment for purposes of this Agreement. The expenses of any computation by any such national accounting firm selected by the Purchaser and the Notifying Seller to resolve computational disputes hereunder shall be borne half by the Purchaser and half by the Notifying Seller.

In the event the amount of Earnout Payment to be paid by the Purchaser to the Sellers in accordance with Section 1.4(c) is recomputed in accordance with this Section 1.5, the adjustment to the amount of the Earnout Payment shall be paid by the Purchaser to the Notifying Sellers within ten business days after the date of final recomputation of such payment. If any final determination of the Earnout Payment shall exceed the Purchaser's original computation of such Earnout Payment by more than ten percent (10%), then the Earnout Payment shall also include interest on such difference from the date upon which the original computation was delivered by the Purchaser to the Sellers to the date of payment of the Earnout Payment, at a per annum rate equal to the rate of the Note and the Purchaser shall reimburse the Notifying Sellers or pay directly for the fees and expenses of Sellers' accountants.

Sellers who are not Notifying Sellers may become Notifying Sellers by delivering a written request to be treated as such to the Notifying Seller and the Purchaser within ten days of receipt of the Seller's Notice given by the Notifying Seller, whereupon such Seller shall be deemed to have been a Notifying Seller identified in the Seller's Notice, with all rights and obligations of a Notifying Seller provided in this Section 1.5.

Each of the Sellers hereby appoints James D. Hammond to serve as the Notifying Seller on his or her behalf with full power and authority to make the determinations and to take or refrain from taking the actions within the authority of the Notifying Seller. Each Seller shall have the right to withdraw said appointment upon written notice to the Purchaser and each of the other Sellers.

Section 1.6 Delivery of Certificates Representing the Shares. At the Closing, the Sellers shall deliver to Purchaser stock certificates representing the Shares, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank with all taxes, direct or indirect, attributable to the transfer of such Shares paid or provided for.

Section 1.7 Employment and Non-Competition Agreements. At the Closing, James D. Hammond, James W. Buhler, Tor F. Larson, and Douglas P. Leh shall enter into employment and non-competition agreements (the "Employment and Non-Competition Agreements") with Purchaser in the form of Exhibit 1.7 hereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of Sellers. Sellers severally represent and warrant to Purchaser that the following are true and correct on and as of the date of this Agreement and will be true and correct in all material respects as of the Closing as if made on and as of that date:

(a) Organization and Good Standing of Seller Corp. Seller Corp. and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business and is in good standing as a foreign corporation in the jurisdictions (which are listed in Appendix 2.1(a) to the Sellers' Disclosure Letter) where it is required to qualify in order to conduct its businesses as presently conducted. Seller Corp. and each Subsidiary has the corporate power and authority to own, lease or operate all properties and Assets now owned, leased or operated by it and to carry on its businesses as now conducted except where the failure to be qualified would not have a Material Adverse Effect. Seller Corp. and each Subsidiary has heretofore delivered to Purchaser complete and correct copies of its Certificate of Incorporation and Bylaws, as amended and in effect on the date hereof.

(b) Consents, Authorizations and Binding Effect.

 (1) Sellers and Seller Corp. may execute, deliver and perform this Agreement (including without limitation execution, delivery and performance of the Operative Documents to which each of them is a party) without the necessity of any of Sellers or Seller Corp. obtaining any consent, approval, authorization or waiver or giving any notice or otherwise, except for such consents, approvals, authorizations, waivers and notices which (i) have been, or prior to Closing will be, obtained and are unconditional and are in full force and effect and such notices which have been given; (ii) are described on Appendix 2.1(b) to the Sellers' Disclosure Letter; or
(iii) the failure to have will not have a Material Adverse Effect.

(2) Seller Corp. has the corporate power and authority to enter into this Agreement and the Operative Documents to which it is a party and to carry out its obligations hereunder and thereunder. Sellers have the power, authority and capacity to enter into this Agreement and the Operative Documents to which they are a party and to carry out their obligations hereunder and thereunder. This Agreement has been duly authorized, executed and delivered by Seller Corp. and each Seller and constitutes the legal, valid and binding obligation of Seller Corp. and each Seller, enforceable against each of them in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, reorganization, fraudulent conveyance, insolvency and similar laws of general application relating to or affecting the enforcement of rights of creditors or general principles of equity.

(3) The execution, delivery and performance of this Agreement by Seller Corp. and Sellers do not and will not:

(i) constitute a violation of the Certificate of Incorporation, as amended, or Bylaws, as amended, of Seller Corp.;

(ii) result in any Lien against the Shares or the Assets;

(iii) constitute a violation of any statute, judgment, order, decree or regulation or rule of any Governmental Body applicable or relating to Seller Corp., any of Sellers, the Assets or the business of Seller Corp. or the Shares; or

(iv) conflict with, or constitute a breach or default under, or give rise to any right of termination, cancellation or acceleration under, any term or provision of any contract, agreement, lease, mortgage, deed of trust, commitment, license, franchise, Permit, authorization or any other instrument or obligation to which Seller Corp. or any of Sellers is a party or by which their respective assets are bound, or an event which with notice, lapse of time, or both, would result in any such conflict, breach, default or right, except as are described on Appendix 2.1(b) to the Seller's Disclosure Letter or as would not, singly or in the aggregate, have a Material Adverse Effect.

(4) Without limiting the foregoing, the execution, delivery and performance of the Operative Documents to which Seller Corp is a party, and consummation of the transactions contemplated thereby, have been duly authorized and approved by the Board of Directors and stockholders of Seller Corp. without dissent.

(c) Capitalization of Seller Corp.; Title to the Shares. The authorized capital stock of Seller Corp. consists of 120,000 shares of common stock, no par value, of which 6,000 shares are issued and outstanding; and the capital stock listed on Appendix 2.1(c) to the Sellers' Disclosure Letter will constitute all of the issued and outstanding capital stock of Seller Corp. as of the Closing Date and is held of record and beneficially by the Persons identified thereon. All of the issued and outstanding shares of capital stock of the Subsidiaries are held of record and beneficially by Seller Corp. The Shares and the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable, and no personal liability attaches to the ownership thereof. Except for this Agreement and as set forth in Appendix 2.1(c) to the Sellers' Disclosure Letter, there are no outstanding options, warrants, rights, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any of the Shares, any unissued or treasury shares of capital stock of Seller Corp. or any shares of capital stock of any Subsidiary. Appendix 2.1(c) to the Sellers' Disclosure Letter contains a true, correct and complete list of all holders of stock appreciation rights, the number of performance units held by each such holder and the payments which each such holder is entitled to as a result of the consummation of the transactions contemplated by this Agreement. The Sellers have, and will have at the Closing, valid and marketable title to all the Shares, free and clear of any Liens.

(d) Financial Statements, Etc. The following audited and draft unaudited financial statements of Seller Corp. have been delivered to Purchaser and are attached as Appendix 2.1(d)-l to the Sellers' Disclosure Letter:

(1)the audited consolidated balance sheets of Seller Corp. as of March 31, 1996 (the "Audited Balance Sheet") and 1995 and the related audited statements of operations, of stockholder's equity and of cash flows for the three-year period ended March 31, 1996 (together with related notes and schedules), which financial statements contain a report of independent auditors, reporting thereon (such balance sheets, the related statements of operations, of stockholder's equity and of cash flows, and the related notes and schedules being hereinafter together referred to as the "Audited Financial Statements"); and

(2) the draft unaudited consolidated balance sheet of Seller Corp. as of March 31, 1997 (the "Unaudited Balance Sheet") and the related draft unaudited statement of operations, of stockholder's equity and of cash flows for the twelve-month period then ended (together with related notes and schedules) (such draft balance sheet, the related statement of operations, of stockholder's equity and of cash flows, and the related notes and schedules being hereinafter together referred to as the "Unaudited Financial Statements").

The Audited Financial Statements and the Unaudited Financial Statements (collectively, the "Financial Statements"), including the related notes and schedules, have been prepared from the books and records of Seller Corp. in conformity with generally accepted accounting principles applied on a basis consistent with preceding years and throughout the periods involved ("GAAP") and present fairly the financial position of Seller Corp. as of the dates of such statements, subject to year-end adjustments made consistent with GAAP with respect to the Unaudited Financial Statements.

The trade accounts and other receivables of Seller Corp. which are classified as current assets on the Audited Balance Sheet, the Unaudited Balance Sheet (collectively, the "Balance Sheets") or the accounting records of Seller Corp. as of Closing are bona fide receivables, were acquired in the ordinary course of business, are stated in accordance with GAAP and, subject to the reserve for doubtful accounts, need not be written off as uncollectible.

The inventories of Seller Corp. reflected on the Balance Sheets have been valued in accordance with GAAP, and the value of obsolete materials and materials of below standard quality has been written down or reserved against in accordance with GAAP. There have been no write-ups of inventories or other assets.

Seller Corp. has no liabilities other than:

(i) those set forth or reserved against in the Unaudited Balance Sheet;

(ii) those incurred since the date of the Unaudited Balance Sheet in the ordinary course of business; and

(iii) those disclosed on Appendix 2.1(d)-2 to the Sellers' Disclosure
Letter.
As of the Closing the aggregate amount of receivables of Seller Corp. owed by Affiliates of Seller Corp. will not exceed the amount thereof shown in the Unaudited Balance Sheet.

Seller Corp.'s books of account have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of Seller Corp. have been properly recorded in such books in all material respects.

(e) Title and Condition of Assets. Seller Corp. has good and marketable title to the tangible and intangible personal property owned by it that comprise the Assets, free and clear of Liens, other than:

(1) Permitted Encumbrances; or

(2) Liens which will be released or discharged at or as of the Closing.

No improvement or structure on any real property leased by Seller Corp. encroaches on any adjacent property. No improvement or structure on any real property leased by Seller Corp. has been damaged by any casualty or act of God, or been subject to any condemnation proceedings which, singly or in the aggregate, would have a Material Adverse Effect.

The Equipment (i) is in good operating condition, order and repair, subject to ordinary wear and tear, (ii) is capable of being used in the Business as presently being conducted without present need for repair or replacement except in the ordinary course of the Business, (iii) conforms in all material respects with all applicable legal requirements, and (iv) in the aggregate provides the capacity to enable Seller Corp. to engage in commercial operation on a continuous basis (subject to normal maintenance and repair outages in the ordinary course).

Since the date of the Unaudited Balance Sheet, Seller Corp. has not sold, transferred, leased, distributed or otherwise disposed of any of its Assets, or agreed to do so except for the disposition of Assets in the ordinary course of business or which in the reasonable judgment of management are not necessary or advisable to the efficient operations of Seller Corp.

All items of raw materials, work-in-process and finished goods included in the Inventories are in such condition that they can be readily converted into merchantable finished goods by industry standard processing procedures currently used by Seller Corp., all items of finished goods are of good standard and merchantable quality, and none of the items is obsolete or defective, except in each case for items which have been written off and so reflected on the Unaudited Balance Sheet. The quantities of each category and type of the Inventories not written off or reserved against are reasonable and warranted in the present circumstances of Seller Corp. and are not excessive. The Assets constitute all material assets and properties, real, personal, tangible and intangible, that are necessary for the continued conduct of the Business as presently being conducted.

Appendix 2.1(e) to the Sellers' Disclosure Letter contains a true and correct list of the names of each bank, savings and loan or other financial institution in which Seller Corp. or Subsidiary has an account, including cash contribution accounts, safe deposit boxes and lock box arrangements, and the names of all Persons authorized to draw thereon or to have access thereto.

All temporary cash investments reflected in the Unaudited Balance Sheet constitute time deposits or checking accounts with PNC Bank, Delaware.
(f) Insurance. Appendix 2.1(f) to the Sellers' Disclosure Letter contains a list of all policies of insurance maintained as of the date of this Agreement by Seller Corp., or maintained by Sellers in respect of the business and Assets of Seller Corp., including without limitation insurance providing benefits for employees, in effect as of the date of this Agreement. No Seller has received notice from any insurance carrier of the intention of such carrier to discontinue any insurance coverage afforded to Seller Corp.

(g) Litigation and Compliance With Laws, Etc. There are no claims, actions, suits or proceedings, whether in equity or at law, or governmental or administrative investigations pending or, to the knowledge of any Seller, threatened against Seller Corp. or any Asset, except: (1) as described on Appendix 2.1(g) to the Sellers' Disclosure Letter, or as may arise with respect to any of the matters described thereon; (2) for any claims, actions, suits or proceedings which pertain to routine claims by Persons other than Governmental Bodies that are covered by insurance (subject to the applicable insurance deductibles); (3) for minor product or service warranty claims arising in the usual and ordinary course of business for repair of products manufactured by Seller Corp. which in the aggregate may be satisfied at nominal cost to Seller Corp.; and (4) for any other claims, actions, suits or proceedings which, singly or in the aggregate, would not have a Material Adverse Effect.

Except as described on Appendix 2.1(g) to the Sellers' Disclosure Letter, as of the date of this Agreement:

(1) Seller Corp. is in compliance in all material respects with, has conducted for the past two years and does conduct its business and operations in compliance in all material respects with, and is not in default or violation in any respect under any law, regulation, writ, injunction, decree or order applicable to Seller Corp. or its Assets, including without limitation all safety and health, antitrust, consumer protection, labor, equal opportunity or discrimination laws, rules and regulations;

(2) there are no judgments outstanding and unsatisfied against Seller Corp. or its Assets; and

(3) to its knowledge, there is no valid claim against or liability of Seller Corp. on account of product or service warranties or with respect to the manufacture or sale of defective products or the sale of services (other than minor claims arising in the usual and ordinary course of business which may be satisfied at nominal cost to Seller Corp.); provided that Seller Corp. and Purchaser acknowledge that the business of Seller Corp. regularly involves dealings with customers' claims in a manner that takes into account the importance of preserving longer term business relationships.

(h) Taxes.

(1) Sellers have properly completed and filed when due all Tax reports, returns, declarations, statements, and other documents required to be filed in respect of Taxes (collectively "Tax Returns") in connection with and in respect of Seller Corp.'s business, Assets, and employees. All such Tax Returns were correct and complete in all respects. All Taxes owed by Seller Corp. (whether or not shown on any Tax Return) have been paid. An extension of time within which to file a Tax Return that has not been filed has not been requested or granted. No claim has ever been made by an authority in a jurisdiction where Seller Corp. does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Sellers have made available to Purchaser, all Tax Returns of Seller Corp. for the six most recent periods ending prior to the date hereof.

(2) With respect to all amounts in respect of Taxes imposed on Seller Corp. or for which Seller Corp. is liable, whether to taxing authorities (as, for example, under local law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been fully complied with, and all such amounts required to be paid by Sellers in respect of Seller Corp. to taxing authorities or others on or before the date hereof have been paid.

(3) No issues have been raised (and are currently pending) by any taxing authority in connection with any of the Tax Returns. No waivers of statutes of limitation have been given by or requested from Seller Corp. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the financial statements of Seller Corp., or are being contested and an adequate reserve therefor has been established and is fully reflected in the Financial Statements.

(4) There are no Liens for Taxes on the Assets of Seller Corp.

(5) None of the Assets is property that is required to be treated as being owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

(6) None of the Assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

(7) None of the Assets is "tax-exempt use property" within the meaning of
Section 168(h) of the Code.

(8) Seller Corp. is not a person other than a U.S. person within the meaning of the Code.

(9) The transaction contemplated by this Agreement is not subject to the tax withholding provisions of Section 3406 of the Code or of any other provision of law.

(10) Seller Corp. has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. Seller Corp. has not made any payments, is not obligated to make any payments, nor is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.
Seller Corp. has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Seller Corp. has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Seller Corp. has not entered into any Tax allocation or sharing agreement. Seller Corp. (A) has not been a member of an affiliated group, within the meaning of Section 1504(a) of the Code, filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller Corp.) and (B) does not have any liability for the Taxes of any person or entity (other than of Seller Corp. and Subsidiary) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local, or foreign law), as transferee or successor, by contract, or otherwise.

Consummation of the transactions herein contemplated will not result in the imposition or creation of any Tax liabilities on Seller Corp. or the Assets, except for: (1) Tax liabilities which remain the liability of Sellers; or (2) Tax liabilities resulting from any Tax election made by Purchaser as of the Closing.

(i) Intangible Assets. Appendix 2.1(i) to the Sellers' Disclosure Letter sets forth

(1) all patents, patent applications, trademarks, trademark registrations, applications for trademark registrations, trade names and copyrights (i) which Seller Corp. or any Subsidiary owns, or (ii) which are used by Seller Corp. or any Subsidiary in any way in, or are necessary for the conduct by Seller Corp. or any Subsidiary of, the Business; and

(2) all license agreements with respect to any of the foregoing as to which Seller Corp. is licensor or licensee.

Except as set forth in Appendix 2.1(i) to Sellers' Disclosure Letter, (i) there are no pending or, to the knowledge of Sellers, threatened infringement claims against Seller Corp. by any Person with respect to any of the items listed on Appendix 2.1(i) to the Sellers' Disclosure Letter, nor has any such item been declared invalid or been limited by any court or agreement; (ii) the Intangible Assets will afford Seller Corp. at all times as of the Closing the rights to use all patents, technology, proprietary information, know-how, data, designs, inventions, trademarks, copyrights, tradenames and servicemarks owned by Seller Corp. or others necessary for the conduct of the Business as presently being conducted; and (iii) the use of the Intangible Assets will not and, the conduct of the Business as presently conducted does not, infringe on the rights of any other Person.

(j) Instruments in Full Force and Effect; Possession under Leases. The Scheduled Contracts and other material commitments, agreements and obligations (including without limitation licenses, royalties, assignments and similar agreements with respect to the Intangible Assets) constituting a part of the Assets ("Instruments") are valid, binding and in full force and effect, except as the enforceability thereof may be limited by bankruptcy, reorganization, fraudulent conveyance, insolvency and similar laws of general application relating to or affecting the enforcement of rights of creditors and general principles of equity, and have not been amended or supplemented in any manner or respect except as disclosed on Appendix 2.1(j) to the Sellers' Disclosure Letter and are enforceable by Seller Corp. in accordance with their respective terms. There are no defaults by Seller Corp. thereunder and Seller Corp. knows of no defaults thereunder by any other party thereto, and Sellers know of no event that has occurred that with the lapse of time or action or inaction by any party thereto would result in a violation thereof or a default thereunder.
Except for the need to obtain the consents contemplated by Section 2.1(b), none of the rights under the Instruments will be impaired by the consummation of the transactions contemplated by this Agreement, and all such rights will inure to and be enforceable by Seller Corp. as of the Closing without the authorization, consent, approval, permit or licenses of, or filing with, any other Person. Seller Corp. enjoys peaceful and undisturbed possession under all leases included in the Scheduled Contracts.

(k)Employee Plans and Agreements.

(1) Appendix 2.1(k)-1 to the Sellers' Disclosure Letter (i) lists all of the pension plans, all of the profit sharing plans, and all of the retirement, stock option, stock purchase, incentive, bonus, life, medical, vision, health, disability or accident plans, deferred compensation plans, and other employee compensation or benefit plans, agreements, policies, contracts, arrangements or commitments, including without limitation severance agreements, holiday, vacation or other similar matters, other "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), "employee pension benefit plans" (as defined in Section 3(2) of ERISA and not exempted under Sections 4(b) or 201 of ERISA) and labor union agreements, relating to officers or employees (including former officers or employees) of Seller Corp. or any of its affiliates who perform services to, in the name of or for the benefit of the Business ("Employees") (collectively the "Plans" and individually a "Plan"), (ii) identifies each Plan which is a defined benefit plan as defined in Section 3(35) of ERISA (a "Defined Benefit Plan") or is a multi-employer plan within the meaning of Section 3(37) of ERISA (a "Multi-Employer Plan"), (iii) identifies each of the Plans which purports to be a tax qualified plan under Section 401(a) of the Code and identifies any trust funding any of such plans which purports to be a tax exempt trust under Section 501(c)(9) of the Code, and
(iv) in the case of each Multi-Employer Plan, sets forth the Seller Corp. contributions made to such Plan for the last plan year ending prior to the date of this Agreement. Seller Corp. has delivered, or will deliver prior to the Closing, to Purchaser the following documents as in effect on the date hereof: (A) true, correct and complete copies of each Plan, including all amendments thereto, which is an employee pension benefit or welfare benefit plan (within the meaning of Sections 3(1) or 3(2) of ERISA), and in the case of any unwritten Plans, descriptions thereof, (B) with respect to any Plans or Plan amendments described in the foregoing clause (A), (i) the most recent determination letter issued by the IRS after September 1, 1974, if any, (ii) all trust agreements or other funding agreements, including insurance contracts, (iii) with respect to each Defined Benefit Plan, all notices of intent to terminate any such Employee Plan and all notices of reportable events with respect to any such Employee Plan as to which the PBGC has not waived the thirty (30) day notice requirement, (iv) the most recent actuarial valuations, annual reports, summary plan descriptions, summaries of material modifications and summary annual reports, if any, and
(v) with respect to any Multi-Employer Plan, a schedule of the amount of potential withdrawal liability if Seller Corp. incurred a partial or complete withdrawal (as defined in Sections 4205 and 4203 of ERISA, respectively) as of the Closing Date, calculated according to the information made available under Section 4221(e) of ERISA.

(2) Each of the Plans that purports to be qualified under Section 401(a) of the Code is qualified and any trusts under such Plans are exempt from federal income Tax under Section 501(a) of the Code. The retroactive cure period with respect to any Plan amendments not yet submitted to the IRS has not expired. The Plans each comply in all material respects with all other applicable laws (including, without limitation, ERISA, the Age Discriminations in Employment Act, the Omnibus Budget Reconciliation Act of 1986, the Consolidated Budget Reconciliation Act of 1986, and the Omnibus Budget Reconciliation Act of 1987) of the United States and any applicable collective bargaining agreement. Each of the trusts that purports to be a tax exempt trust under Section 501(c)(9) of the Code has received a favorable ruling or determination letter as to its tax-exempt status.
Other than claims for benefits submitted by participants or beneficiaries or appeals from denial thereof, there is no litigation, legal action, suit, investigation, claim, counterclaim or proceeding pending or, to Sellers' knowledge, threatened against any Employee Plan.

(3) With respect to any Plan, no prohibited transaction (within the meaning of Section 406 of ERISA and/or Section 4975 of the Code) exists which could subject Seller Corp. or Purchaser to any material liability or civil penalty assessed pursuant to Section 502(i) of ERISA or a material Tax imposed by Section 4975 of the Code. Neither Seller Corp., nor any of its respective Affiliates, nor any administrator or fiduciary of any Plan (or agent of any administrator or fiduciary of any Plan (or agent of any of the foregoing) has engaged in any transaction or acted or failed to act in a manner which is likely to subject Seller Corp. to any liability for a breach of fiduciary or other duty under ERISA or any other applicable law. The transactions contemplated by the Operative Documents will not be, or cause any, prohibited transaction.

(4) No Defined Benefit Plan has been terminated or partially terminated after September 1, 1974.

(5) No plan termination liability to the PBGC or to any other person or withdrawal liability to any Multi-Employer Plan has been or is expected to be incurred with respect to any Plan or with respect to any employee benefit plan sponsored by any entity under common control (within the meaning of Section 414 of the Code) with Seller Corp. by reason of any action taken by any Seller, or any of their respective affiliates prior to the Closing Date. The PBGC has not instituted, and is not expected to institute, any proceedings to terminate any Plan. As of the Closing, each Defined Benefit Plan (other than a Multi-Employer Plan) to which Title IV of ERISA applies could be terminated in a standard termination under
Section 4041(b) of ERISA. There has been no "reportable event" (within the meaning of Section 4043(b) or ERISA and the regulations thereunder) with respect to any Plan, and there exists no condition or set of circumstances which makes the termination of any Plan by the PBGC likely. Seller Corp. has not received any written notice that any Multi-Employer Plan is in reorganization, that increased contributions may be required to avoid a reduction in Plan benefits or the imposition of any excise tax or that the plan is or may become insolvent. Seller Corp. has paid all premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to any Plan. No amendment to any Plan has occurred which has required or could require the provision of security to any such Plan under Section 401(a)(29) of the Code.

(6) All filings required by ERISA and the Code as to each Plan have been timely filed and all notices and disclosures to participants required by ERISA or the Code have been timely provided.

(7) Except as indicated in Appendix 2.1(k)-2 to the Sellers' Disclosure Letter, Seller Corp. has made full and timely payment of all amounts required under the terms of each of the Plans that are employee pension benefit plans, including the Multi-Employer Plans, to have been paid as contributions to such plans for the last plan year ended prior to the date of this Agreement and all prior plan years. All installment contributions required pursuant to Section 412(m) of the Code with respect to any Plan have been paid by Seller Corp. on or before the due date for such contributions. No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Plan as of the end of such plan year. Further, Seller Corp. has made or shall make full and timely payment of or has accrued or shall accrue all amounts which are required under the terms of the Plans to be paid as a contribution to each such Plan with respect to the period from the end of the last plan year ending before the date of this Agreement to the Closing Date.

(8) All contributions made to or accrued with respect to all Plans are deductible under Section 404 or 162 of the Code. No amounts, nor any assets or any Plan are subject to Tax as unrelated business taxable income under Section 511, 512, or 419A of the Code.

(9) Seller Corp. can unilaterally terminate all Plans other than the Plans identified on Appendix 2.1(k)-3 to the Sellers' Disclosure Letter without incurring any material liability.

(10) No Plan provides (or has any obligation or commitment to provide) health, medical, disability, life or other similar benefits with respect to any current or former employees (or beneficiary thereof) of Seller Corp. beyond their retirement or other termination of service (other than coverage mandated by Title I, Subtitle B, Part 6 of ERISA, which coverage is fully paid by the former employee or his dependents).

(l) Labor and Employee Relations.

(1) Except as listed in Appendix 2.1(l)-1 to the Seller's Disclosure Letter, there exists no collective bargaining agreement or other labor union contract applicable to any employee of Seller Corp. and no such agreement or contract has been requested by any employee or group of employees of Seller Corp., nor has there been any discussion with respect thereto by management of Seller Corp. or Subsidiary with any employees of Seller Corp. Neither Seller Corp. nor Subsidiary has received any written notification of any unfair labor practice charges or complaints currently pending before any agency having jurisdiction thereof nor are there any current union representation claims involving any of the employees of Seller Corp. Further, Sellers are not aware of any such threatened charges or claims.

(2) Except as set forth in Appendix 2.1(l)-2 to the Seller's Disclosure Letter, Sellers are not aware of any union organizing activities or proceedings involving, or any pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for, or where the purpose is to organize, any group or groups of employees of Seller Corp. There is not currently pending, with regard to any of its facilities, any proceeding before the National Labor Relations Board, wherein any labor organization is seeking representation of any employees of Seller Corp.

(3) Except as set forth in Appendix 2.1(l)-3 to the Sellers' Disclosure Letter, Sellers are not aware of any strikes, work stoppages, work slowdowns or lockouts nor of any threats thereof, by or with respect to any of the employees of Seller Corp. Since January 1, 1988 there have been no labor disputes, strikes, slowdowns, work stoppages, lockouts or similar matters involving employees of Seller Corp.

(4) Except as set forth in Appendix 2.1(l)-4 to the Sellers' Disclosure Letter, there are not pending any grievances filed by employees of Seller Corp. within any collective bargaining unit or by representatives of employees within any collective bargaining unit. Further, there are no arbitration decisions, settlement agreements, injunctions, consent decrees or conciliation agreements which affect the operation of the Business other than those specifically listed in Appendix 2.1(l) to the Sellers' Disclosure Letter.

(5) Except as set forth in Appendix 2.1(l)-5 to the Sellers' Disclosure Letter, there exists (i) no charges of discrimination or lawsuits involving alleged violations of any fair employment law, wage payment law, or occupational safety and health law, (ii) no threatened or pending litigation arising out of employment relationships, or other employment-related law, whether federal, state or local, and (iii) no threatened or pending litigation arising out of employment relationships, presently threatened or pending, by any employee or former employee of Seller Corp. or any representative of any such Person or Persons. No charges or claims involving any of the facilities or employees of Seller Corp. are pending before any administrative agency, local, state or federal, and no lawsuits involving any of such facilities or employees are pending with respect to equal employment opportunity, age discrimination, occupational safety, or any other form of alleged employment practice or unfair labor practice.

(6) Seller Corp. and Subsidiary comply in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including, but without limitation, those relating to wages, hours, concerted activity, non-discrimination, occupational health and safety and the payment and withholding of Taxes, and Seller Corp. has no accrued liability for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing.

(7) The only labor union or labor organization or association which has been certified to represent any of the employees of Seller Corp., or which Seller Corp. now recognizes, or in the past two (2) years has recognized, as representing any of the employees of Seller Corp. is (i) The International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers, (ii) International Union of Operating Engineers, AFL-CIO, Local 542 and (iii) Laborers' International Union of North America, AFL-CIO. Appendix 2.1(l)-1 to the Sellers' Disclosure Letter contains an accurate description of the applicable union agreements.

(m) Real Property.

(1) Seller Corp. owns no real property.

(n) Absence of Certain Changes, Etc. Except as disclosed in the Interim Financial Statements or on Appendix 2.1(n) to the Sellers' Disclosure Letter, since March 31, 1996, there has been no material adverse change in the business, financial condition or results of operations of Seller Corp. from that reflected in the Audited Financial Statements.

Since March 31, 1996 and except as disclosed on Appendix 2.1(n) to the Sellers' Disclosure Letter, Seller Corp. has

(1) conducted its operations in the ordinary course;

(2) not entered into any material transaction or contract, or amended or terminated any material transaction or contract, except normal transactions or contracts consistent in nature and scope with prior practices and entered into in the ordinary course of business, and except for transactions or contracts not exceeding $25,000;

(3) not mortgaged, sold, transferred, distributed or otherwise disposed of any of its material Assets, except in the ordinary course of business and except for transactions or contracts not exceeding $25,000, or acquired a material amount of the assets or capital stock of another Person;

(4)not experienced any damage, destruction or loss to or of any of its material Assets except (i) in the ordinary course of business, (ii) Assets not exceeding $25,000 in the aggregate, (iii) to the extent that any Asset damaged, destroyed or lost has been repaired or replaced and (iv) where the failure to repair or replace any Asset damaged would not result in a Material Adverse Effect;

(5) not made or agreed to make any capital expenditures for additions to property, plant or equipment, except for vehicle leases and expenditures and commitments not exceeding $25,000 in the aggregate;

(6)not made or agreed to make any change in the compensation payable to any employee, except for increases in compensation in the ordinary course of business substantially consistent with past practices of Seller Corp.;

(7) not declared or paid any dividends or distributions to, or redeemed stock from, its stockholders;

(8) not reduced its cash or short-term investments, other than to meet cash needs arising in the ordinary course of business;

(9) not made any change in its accounting methods or practices;

(10) except for short-term bank borrowings in the ordinary course of business and drawdowns on an equipment line to finance the purchase of certain Vehicles, not incurred indebtedness for borrowed money;

(11) not granted credit to any material customer or distributor on terms materially more favorable than the terms on which credit has been extended to such customer or distributor in the past nor materially changed the terms of any credit previously extended; or

(12) not accepted any order that involves a customer that is more than 120 days delinquent in an account receivable of Seller Corp.

(o) Subsidiaries.

(1) Except for Maintenance Services, Inc. and Mainserv-Allentech, Inc., each a Delaware corporation (collectively "Subsidiary"), there is no corporation, partnership, joint venture, business trust or other legal entity in which Seller Corp., either directly or indirectly through one or more intermediaries, owns or holds beneficial or record ownership of at least a majority of the outstanding voting shares.

(2) Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware (the jurisdiction of its incorporation) and has full corporate power and authority to carry on its business as it is now being conducted, to own or hold under lease the assets which it owns or holds under lease and to perform all its agreements and instruments to which it is a party or by which it is bound.

(3) Except as set forth in Appendix 2.1(o) to the Sellers' Disclosure Letter, the representations set forth elsewhere in this Section 2.1 are hereby restated herein by this reference as to Subsidiary and are true and correct as to Subsidiary, but are subject to the same qualifications and conditions as are applicable to Seller Corp.

(p) Material Contracts, Etc. Appendix 2.1(p) to the Sellers' Disclosure Letter lists all contracts, leases, agreements and instruments material to the Business or requiring the performance by Seller Corp. of any material obligations of Seller Corp. after the date hereof, except the following:

(1) employment agreements terminable at will and contracts for miscellaneous services terminable at will without the payment of any penalty (except that all employment agreements with executive officers of Seller Corp. are listed on Appendix 2.1(p) to Sellers' Disclosure Letter);

(2) purchase orders and contracts with suppliers and customers entered into in the ordinary course of business; and

(3) miscellaneous contracts, leases, agreements and instruments (with Persons unaffiliated with Sellers) involving liabilities under all such contracts, leases, agreements and instruments of not more than $25,000 each in the aggregate.

Sellers have heretofore delivered or made available to Purchaser or its counsel complete copies of all contracts, leases, agreements and instruments listed on Appendix 2.1(p) to the Sellers' Disclosure Letter.

There are no existing defaults by Seller Corp., or to the knowledge of any Seller, other parties, under any of the contracts, leases, agreements and instruments listed on Appendix 2.1(p) to the Sellers' Disclosure Letter which would, singly or in the aggregate, cause a Material Adverse Effect.

Except as set forth in Appendix 2.1(p) to the Sellers' Disclosure Letter, Seller Corp. is not a party to any agreement, contract or covenant limiting the freedom of Seller Corp. or any party contracting with Seller Corp. from competing in any line of business or with any Person in any geographic area.

(q) Licenses and Permits. Seller Corp. and certain employees of Seller Corp. possess all the Permits listed in Appendix 2.1(q) to the Sellers' Disclosure Letter, copies of all of which have been delivered to Purchaser. Such Permits constitute all the Permits necessary under law or otherwise for Seller Corp. to conduct the Business as now being conducted and to construct, own, operate, maintain and use the Assets in the manner in which they are now being constructed, operated, maintained and used, except for those Permits that failure to have does not have a Material Adverse Effect. Each of such Permits and Seller Corp.'s rights with respect thereto (1) is valid and subsisting, in full force and effect, and enforceable by Seller Corp., and (2) following consummation of the transactions contemplated hereby, will continue to be valid and subsisting in full force and effect, and enforceable by Seller Corp. without any consent or approval of any Governmental Body or third party; or, in lieu of such existing Permits, replacement or substitute Permits, except as set forth in Appendix 2.1(q) to the Sellers' Disclosure Letter, will be available to or obtainable by Seller Corp. Seller Corp. is in compliance in all material respects with the terms of such Permits. None of such Permits have been, or to the knowledge of Sellers, are threatened to be, revoked, canceled, suspended or modified.

(r) Environmental Matters. Except as set forth in Appendix 2.1(r) to the Sellers' Disclosure Letter:

(1) There have been no circumstances or events arising from or caused by the business of Seller Corp. or on real property, equipment and fixtures presently or formerly owned, leased or operated by Seller Corp. ("Seller Corp. Sites") while owned, leased or operated by Seller Corp. which caused any Environmental Event with respect to the Seller Corp. Sites, any nearby properties or off-site treatment, storage, recycling, reclaiming or disposal sites;

(2) No Environmental Materials have migrated or threatened to migrate from other properties upon, about or beneath a Seller Corp. Site;

(3) There is no proceeding pending, no notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed, and no investigation or review is pending or threatened by any Governmental Authority or other person:

(i) with respect to any violation of any Environmental Law in connection with the Assets of the Seller Corp., or operations or conduct of the business of Seller Corp.;

(ii) with respect to any failure of Seller Corp. or any Subsidiary to have any required Governmental Approval relating to Environmental Materials or Environmental Events; or

(iii) with respect to any generation, treatment, storage, recycling, reclaiming, transportation, or disposal of any Environmental Material that could cause an Environmental Event, generated by the operations or business of Seller Corp. or located on Assets of Seller Corp., or any Seller Corp. Site;

(4) No Person has placed, held, located or released any Environmental Material on any Assets of Seller Corp. or Seller Corp. Site, equipment or fixtures so as to cause an Environmental Event;

(5) The Seller Corp. Sites, equipment and fixtures have been operated in material compliance with all Environmental Laws;

(6) There are no underground or aboveground storage tanks, pits, sumps or impoundments, active or abandoned, situated on any Seller Corp. Site;

(7) Neither the Seller Corp. nor any Subsidiary has transported or arranged for the transportation, storage, and/or disposal (directly or indirectly) of any Environmental Material to or at any location that is listed or proposed for listing on the CERCLA National Priority List or any comparable state list, or that is the subject of an Environmental Event;

(8) There are no environmental liens on the Assets of Seller Corp. and Seller has not received any written notice of any actions taken by any Governmental Authority that could subject any of the Assets of Seller Corp. to an environmental lien under any Environmental Law.

(9) All notices required by all Environmental Laws have been given to the required agencies and/or authorities except such notices the failure to give would not result in a Material Adverse Effect;

(10) Seller Corp. holds, is and has been in compliance with all necessary environmental Governmental Approvals, there is no condition that is reasonably likely to prevent or materially interfere in the near future with compliance with the Governmental Approvals by Seller Corp. on the Closing Date, and all permit fees are paid and current; and

(11) All financial assurances required by Environmental Laws are properly in place and are fully funded to the extent presently required by Environmental Laws.

As used in this Agreement,

(A) "Environmental Event" shall mean the spilling, discharging, leaking, pumping, draining, pouring, interring, emitting, emptying, injecting, escaping, dumping, disposing, abandoning, migration or other release of any kind of Environmental Materials (whether legal or illegal at the time) which may results in a violation of any Environmental Laws. "Environmental Event" shall also include (i) the occurrence of any judicial, quasi-judicial or administrative proceedings pursuant to any Environmental Laws; and (ii) any claims, demands, actions, causes of actions, remedial and/or abatement response, remedial investigations/feasibility studies, ecological studies, screening level studies, risk assessments, facility studies, environmental studies, natural resource damage claims, damages, judgments, or settlements instituted by a Governmental Authority in accordance with Environmental Law.

(B) "Environmental Laws" means any and all laws (including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) and corresponding state acts), statutes, ordinances, rules, regulations, memoranda of understanding, orders, licenses, judicial decrees, or administrative orders, treaties or permit conditions of any Governmental Authority pertaining to the workplace and/or health or the environment in effect in the jurisdiction in which the Seller Corp. Sites and/or the Seller Corp. are located, and all statutory and common law environmental theories, including but not limited to negligence, strict liability, nuisance and trespass.

(C) "Environmental Material" shall include all substances whatsoever which could cause the occurrence of an Environmental Event.

(D) "Governmental Approval" means any authorizations, consents, approvals, waivers, exemptions, variances, franchises, permits and licenses issued by any Governmental Authority.

(E) "Governmental Authority" means any federal, state, local, or foreign government, or political subdivision thereof, exercising competent jurisdiction.

(F) "On" or "in", when used with respect to real property means "on, in, under, above or about."

(s) Absence of Certain Business Practices. Neither Seller Corp. nor any officer, employee or agent of Seller Corp., nor any other Person acting on its behalf, has, directly or indirectly, within the past five years, given or agreed to give any gift or similar benefit to any customer, supplier, government employee or other Person who is or may be in a position to help or hinder the business of Seller Corp. (or to assist Seller Corp. in connection with any actual or proposed transaction) which (1) might subject Seller Corp. to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (2) if not given in the past, might have had a Material Adverse Effect on the assets, business or operations of Seller Corp. as reflected in the Audited Financial Statements, or (3) if not continued in the future, might materially adversely effect the Assets, business operations or prospects of Seller Corp. or which might subject Seller Corp. to suit or penalty in a private or governmental litigation or proceeding.

(t) Corporate Name. The use of the corporate name of Mainserv-Allentech, Inc. does not infringe the right of any third party nor is it confusingly similar with the corporate name of any third party. After the Closing Date, no Person or business entity other than Purchaser will be authorized directly or indirectly to use the corporate name of Seller Corp. or any name deceptively or confusingly similar thereto.

(u) Customers and Suppliers. Sellers have delivered to Purchaser prior to the date hereof (1) a true and correct list of (i) the ten (10) largest customers of Seller Corp. in terms of sales during the fiscal year ended March 31, 1996, and (ii) the ten (10) largest customers of Seller Corp. in terms of sales during the nine months ended December 31, 1996, showing the approximate total sales to each such customer during each of such periods;
(2) a true and correct list of (x) the ten (10) largest suppliers of Seller Corp. in terms of purchases during the fiscal year ended March 31, 1996 and
(y) the ten (10) largest suppliers of Seller Corp. in terms of purchases during the nine months ended December 31, 1996, showing the approximate total purchases from each such supplier during such respective periods. Except to the extent set forth in such list, there has not been any material adverse change in the business relationship of Seller Corp. with any customer or supplier so named in the Sellers' Disclosure Letter.
Except for the customers and suppliers identified in such list, Seller Corp. has not had any customer which accounted for more than 5% of its sales during the period from March 31, 1995 through and including the date hereof, or any supplier from whom it purchased more than 5% of the total goods or services purchased by it during such period.

(v) Competing Lines of Business. Except as set forth in Appendix 2.1(v) to the Sellers' Disclosure Letter, no Affiliate of Seller Corp. owns, directly or indirectly, any interest in (excepting not more than a 5% holding for investment purposes in securities of publicly held and traded companies), or is an officer, director, employer or consultant of or otherwise receives remuneration from, any Person which is, or is engaged in business as, a competitor, lessor, lessee, customer or supplier of Seller Corp. Seller Corp. does not have, and no officer or director or stockholder of Seller Corp. or any Affiliate of Seller Corp. has nor, during the period beginning January 1, 1993 through, to and including the date hereof, had any interest in any property, real or personal, tangible or intangible, used in or pertaining to the Business. None of the Sellers has any claim against Seller Corp. except as set forth in Appendix 2.1(v) to the Sellers' Disclosure Letter.

(w) Disclosure.

(1) No representation or warranty of Sellers contained in this Agreement or statement in the Sellers' Disclosure Letter omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

(2) No supplement to the Sellers' Disclosure Letter made pursuant to
Section 3.8 will omit to state a material fact necessary in order to make the statements therein or in this Agreement, in light of the circumstances under which they were made, not misleading.

(3) Notwithstanding paragraphs (1) and (2) above, neither Sellers nor Seller Corp. make any representation or warranty concerning the accuracy of any financial projections delivered to Purchaser or the likelihood that Seller Corp. will perform as stated therein.

(4) There is no particular fact known to any Seller which has specific application to any Seller, Seller Corp. or the Business (other than general economic or industry conditions) and which materially adversely affects or materially threatens, the Assets, business, financial condition or results of operations of Seller Corp. considered as a whole which has not been set forth in this Agreement or the Sellers' Disclosure Letter.

Section 2.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Sellers that the following are true and correct on and as of the date of this Agreement and will be true and correct as of the Closing as if made on and as of that date:

(a) Organization and Good Standing of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and is qualified to transact business and is in good standing as a foreign corporation in the jurisdictions where it is required to qualify in order to conduct its businesses as presently conducted. Purchaser has the corporate power and authority to own, lease or operate all properties and assets now owned, leased or operated by it and to carry on its businesses as now conducted.

(b) Consents, Authorizations and Binding Effect.

(1) Purchaser may execute, deliver and perform this Agreement without the necessity of Purchaser obtaining any consent, approval, authorization or waiver or giving any notice or otherwise, except for such consents, approvals, authorizations, waivers and notices which have been obtained and are unconditional and are in full force and effect and such notices which have been given.

(2) Purchaser has the corporate power and authority to enter into this Agreement and the Operative Documents to which it is a party and to carry out its obligations hereunder and thereunder. This Agreement has been duly authorized, executed and delivered by Purchaser. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency and similar laws of general application relating to or affecting the enforcement of rights of creditors.

(3) The execution, delivery and performance of this Agreement do not and will not

(i) constitute a violation of the Certificate of Incorporation, as amended, or the Bylaws, as amended, of Purchaser;

(ii) constitute a violation of any statute, judgment, order, decree or regulation or rule of any Governmental Body applicable or relating to Purchaser or the business of Purchaser;

(iii) conflict with, or constitute a breach or default under, or give rise to any right of termination, cancellation or acceleration under, any term or provision of any contract, agreement, lease, mortgage, deed of trust, commitment, license, franchise, Permit, authorization or any other instrument or obligation to which Purchaser is a party or by which its assets are bound, or an event which with notice, lapse of time, or both, would result in any such conflict, breach, default or right, except as would not, singly or in the aggregate, have a Material Adverse Effect on Purchaser.

(c) Financial Statements. The audited and unaudited financial statements (the "Financial Statements") of Purchaser included in the Purchaser's Form 10-K for the fiscal year ended May 31, 1996 and the Purchaser's Form 10-Q for the quarterly period ended February 28, 1997 have been delivered to Sellers. The Financial Statements have been prepared from the books of Purchaser in conformity with GAAP and present fairly the financial position of Purchaser as of the dates of such statements. Since the date of the most recent Financial Statements, there has not been any material adverse change in the financial condition of the Purchaser. The financial information delivered to Sellers regarding the Michigan and New Jersey operations of Purchaser is true and correct in all material respects.

(d) Financing. Purchaser has the financing necessary to fulfill its obligation to pay the Purchase Price.

ARTICLE III

CONDUCT AND TRANSACTIONS PRIOR TO CLOSING

Section 3.1          Access to Records and Properties; Confidentiality.

(a) Between the date of this Agreement and as of the Closing, Sellers shall cause Seller Corp. to give, and Seller Corp. shall give, to Purchaser and its advisors such access to the premises, books and records of Seller Corp., and to cause the officers, employees and accountants of Seller Corp. to furnish such financial and operating data and other information with respect to Seller Corp. as Purchaser shall from time to time reasonably request. Without limiting the generality of the foregoing, Sellers shall cause Seller Corp. to give, and Seller Corp. shall give, to Purchaser and its representatives access during normal business hours to the facilities and operations of Seller Corp. so that Purchaser may (1) obtain evaluations of the Assets and (2) perform any and all assessing, testing, monitoring and investigating that Purchaser deems necessary in its sole discretion with respect to environmental matters concerning Seller Corp., its Assets and the operation of the Business. Any investigation pursuant to this
Section 3.1 shall be conducted in such manner as not to interfere unreasonably with the business and operations of Seller Corp.

(b)In connection with the transactions contemplated by this Agreement, in addition to, and not by way of limitation of, any other obligations of Purchaser under or pursuant to any other agreement, whether written or oral, with any Seller or any other obligations of Purchaser at law or in equity, all information furnished to a party will be kept confidential by such party and its associates, Affiliates, agents, employees, consultants and advisors prior to the Closing Date, or in the event the Closing does not occur at all times, and will not be used in any manner adverse to the furnishing party. During such time, each party will hold and will cause its associates, Affiliates, agents, employees, consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all documents and information concerning another party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (1) previously available to the party to which it was furnished on a non-confidential basis prior to its disclosure, (2) in the public domain or (3) available on a non-confidential basis from a Person other than a Person not bound by any confidentiality agreement). Purchaser may release or disclose such information to its associates, Affiliates, agents, employees, consultants and advisors in connection with this Agreement prior to the Closing Date or in the event the Closing does not occur only if such associates, Affiliates, agents, employees, consultants and advisors are informed of the confidential nature of such information and they agree to such confidential treatment of all such information. If the transactions contemplated by this Agreement are not consummated, Purchaser agrees to remain bound by the Nonsolicitation and Confidentiality Agreement previously executed by Purchaser, a copy of which is attached hereto as Exhibit 3.1-1 and incorporated herein for all purposes. Notwithstanding the foregoing, if a party has been requested or is required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any information, the party so being required will promptly notify the other parties so that such other parties may seek an appropriate protective order. Each party warrants that it will cooperate fully with the other parties in seeking such a protective order.

Section 3.2 Operation of Seller Corp. Between the date hereof and as of the Closing, except as contemplated herein or except with the prior consent of Purchaser, Sellers shall:

(a) cause Seller Corp. to operate the Business as presently operated, only in the ordinary course, and in material compliance with all laws, regulations, writs, injunctions, decrees or orders applicable to Seller Corp. or its Assets, including without limitation all environmental, safety and health, antitrust, consumer protection, labor, equal opportunity or discrimination laws, rules and regulations;

(b) cause the tangible Assets to be maintained and repaired in accordance with past practices of Seller Corp.;

(c) not dispose of, or commit to dispose of, any Assets other than in the ordinary course of business, including without limitation, the liquidation of Accounts and the sale and delivery of Inventory and products covered by Backlog Orders, all in the ordinary and customary course of Seller Corp's business;

(d) actively market the Products and services of Seller Corp. in accordance with its usual practices;

(e) continue in effect as of the Closing all present insurance coverage with respect to the Assets, the Business and the Employees;

(f) not take any of the actions identified in Section 2.1(n); and

(g) repay in full any indebtedness to Seller Corp. set forth in Appendix 3.2(g) to Sellers' Disclosure Letter.

Sellers shall not effect any amendment to the Certificate of Incorporation or the Bylaws of Seller Corp. and shall not cause or permit the issuance of any additional shares of the capital stock or equity interests (or options, warrants or other rights to acquire capital stock or equity securities) of Seller Corp.

Sellers shall use best efforts to operate and maintain, or to cause to be operated and maintained, the Business and the Assets in such a manner so that the representations and warranties of Sellers contained herein shall continue to be true and correct in all material respects on and as of the Closing as if made on and as of the Closing.

Section 3.3 Consents. Sellers shall use their respective best efforts to obtain any consents of Governmental Bodies, suppliers, distributors, and other Persons required in order for Sellers to sell and transfer the Shares pursuant to this Agreement. Purchaser shall use its best efforts to assist Sellers in obtaining such consents.

Section 3.4 No Public Announcements or Negotiation with Others.

(a) Except as required by law, the parties hereto shall not issue any press release or make any public statement regarding the transactions contemplated by this Agreement without obtaining the prior consent of the other party, which consent shall not be unreasonably withheld. In the event a press release or a public statement regarding the transactions is required by law, the party required to make such statement shall permit the other party to review and comment upon such statement.

(b) Unless and until this Agreement shall have been terminated by Purchaser or Sellers pursuant to Section 5.2, neither Sellers, Seller Corp. nor any of the officers or directors of Seller Corp., nor any Affiliates of any of them whom they are able to influence shall:

(1) directly or indirectly, encourage, solicit, initiate or participate in any negotiations with any corporation, partnership, Person or other entity or group (other than to Purchaser or an Affiliate or an associate of Purchaser) concerning any merger, sale of substantial assets, business combination, sale of shares of capital stock or similar transactions involving the business of Seller Corp. or any Asset, whether by providing non-public information or otherwise (an "Acquisition Proposal"); or

(2) disclose, directly or indirectly, any information not customarily disclosed to any Person concerning their business and properties, afford to any other Person access to their properties, books or records or otherwise assist or encourage any Person in connection with any of the foregoing;

provided, however, that in response to an unsolicited Acquisition Proposal, Seller Corp. may furnish or cause to be furnished information concerning itself and any Subsidiary and its business, properties or assets to a third party and engage in discussions or negotiations with such third party regarding such Acquisition Proposal to the extent that the Board of Directors of Seller Corp. shall determine on the basis of the advice of counsel that the fiduciary duties of the Board of Directors require such action.

In the event Sellers shall receive any offer for a transaction of the type referred to in this Section 3.4, Sellers shall promptly inform Purchaser as to any such offer.

Section 3.5 Best Efforts to Satisfy Conditions. Sellers and Seller Corp. shall use their respective reasonable best efforts to cause the conditions to the obligations of Purchaser contained in Section 4.1 to be satisfied to the extent that the satisfaction of such conditions is in the control of Sellers or Seller Corp., and Purchaser shall use its reasonable best efforts to cause the conditions to the obligations of Sellers contained in
Section 4.2 to be satisfied to the extent that the satisfaction of such conditions is in the control of Purchaser.

Section 3.6 Antitrust Law Compliance. Sellers and Purchaser shall prepare and file with the United States Department of Justice (the "Department") and the Federal Trade Commission (the "FTC") the notification and report form with respect to the transactions contemplated by this Agreement as required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Sellers, Seller Corp. and Purchaser shall each cooperate with the other in preparation of such filings and shall promptly comply with any reasonable request by the Department or the FTC for supplemental information and shall use their best efforts to obtain early termination of the waiting period under the HSR Act.

Section 3.7 Update Sellers' Disclosure Letter. Sellers shall advise Purchaser promptly in writing of any condition or circumstance, known to any Seller, occurring from the date hereof up to and as of the Closing that would cause the respective representations and warranties of Sellers contained herein to become untrue in any material respect. Sellers shall deliver to Purchaser a Supplement to the Sellers' Disclosure Letter (a "Supplement") promptly after any Seller becomes aware of any event which changes in any material respect any representation or warranty made by Sellers in this Agreement or any statement made in the Sellers' Disclosure Letter or in any Supplement.

Section 3.8 Tax Matters. (a) Sellers promise and covenant the following with respect to Tax matters:

(1)No new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the Assets shall be made after the date of this Agreement without the prior written consent of Purchaser.

(2) As a condition precedent to the consummation of the transactions contemplated by this Agreement, Sellers shall provide Purchaser with a clearance certificate or similar document(s) that may be required by any state taxing authority in order to relieve Purchaser of any obligation to withhold any portion of the Purchase Price.

(3) Sellers shall furnish Purchaser an affidavit, stating, under penalty of perjury, the transferor's United States taxpayer identification number and that the transferor is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

(b) Purchaser shall not make an election under Section 338 of the Code with respect to the Transaction.

Section 3.9 Personal Guarantees. The Purchaser, with the assistance of Seller Corp. and James D. Hammond, shall cause the personal guarantees of James D. Hammond and Elizabeth D. Hammond described on Exhibit 3.10 to be fully released within five business days of the Closing.

ARTICLE IV

CONDITIONS OF CLOSING

Section 4.1 Conditions of Obligations of Purchaser. The obligations of Purchaser to consummate the purchase and sale under this Agreement are subject to the satisfaction of the following conditions, each of which may be waived in writing by Purchaser:

(a) Representations and Warranties; Performance of Obligations.

(1) The representations and warranties of Sellers set forth in Section 2.1 hereof and in each certificate, agreement, document or instrument delivered pursuant hereto on or before the Closing Date or in connection with the transactions contemplated hereby on the Closing Date shall have been and shall be true and correct in all material respects on and as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date, as though made on and as of the Closing Date.

(2) Sellers shall have performed in all material respects the covenants, agreements and obligations required to be performed by them under this Agreement prior to and on the Closing Date.

(3) Sellers shall have delivered to Purchaser their certificate confirming the satisfaction of the conditions set forth in subparagraphs (1) and (2) above and such other matters that Purchaser may reasonably request.

(b) Delivery of Instruments. Sellers shall have delivered to Purchaser the duly endorsed certificates representing the Shares, and such other documents that Purchaser may reasonably request to effect the transfer and conveyance of the Shares to Purchaser.

(c) Opinion of Counsel to Sellers. Purchaser shall have received the opinion of Sellers' counsel, dated the Closing Date, in form reasonably acceptable to Purchaser.

(d) Environmental Review Reports. Purchaser shall have received, at Purchaser's expense, an environmental review report from a Person satisfactory to Purchaser as to the absence of any Environmental Event that could materially affect the Business or Assets to be acquired. Additionally, at least thirty (30) days prior to the Closing, Seller shall have provided to Purchaser all environmental reports regarding the business and operations of Seller Corp., the Assets of Seller Corp. and all Seller Corp. Sites. Environmental reports shall include all consultants' assessments and reports, internal company audits and memoranda and correspondence with any Governmental Body regarding any Environmental Event.

(e) Consents, Notices and Approvals. All consents and approvals of all Persons necessary for the consummation of the Transaction under Seller Corp.'s certificate of incorporation or bylaws or any agreement, permit, law or regulation shall have been received and delivered to Purchaser, and all notices to any Person required by any of the foregoing to be given in respect of the Transaction prior to the Closing shall have been duly given.

(f) Purchaser's Investigation. The investigations by Purchaser and its representatives in connection with the proposed transactions shall not have caused Purchaser or its representatives to become aware of any facts or circumstances relating to the business, operations, Assets, properties, liabilities, financial condition, results of operations or affairs of Seller Corp., any of the Seller Corp. Sites or any of its other Assets, that, in the sole judgment of Purchaser, make it inadvisable for Purchaser to proceed with the transactions contemplated by this Agreement.

(g) Employment and Non-Competition Agreements. James D. Hammond, James W. Buhler, Tor F. Larson, and Douglas P. Leh shall have delivered the duly authorized and executed Employment and Non-Competition Agreements pursuant to Section 1.6.

(h) Stock Appreciation Rights. Seller Corp. shall have paid the amounts due as of the Closing Date to the holders of Seller Corp. stock appreciation rights as a result of the change of control of Seller Corp.

(i) Other Matters. Sellers shall have delivered to Purchaser, in form and substance reasonably satisfactory to counsel for Purchaser, such certificates and other evidence as Purchaser may reasonably request as to the satisfaction of the conditions contained in this Section 4.1.

Section 4.2 Conditions of Obligations of Sellers. The obligations of Sellers to consummate the sale and purchase under this Agreement are subject to the satisfaction of the following conditions, each of which may be waived in writing by Sellers:

(a) Representations and Warranties; Performance of Obligations. (1) The representations and warranties of Purchaser set forth in Section 2.2 hereof and in each certificate, agreement, document or instrument delivered pursuant hereto on or before the Closing Date or in connection with the transactions contemplated hereby on the Closing Date shall have been and be true and correct in all material respects on and as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(2) Purchaser shall have performed in all material respects the covenants, agreements and obligations necessary to be performed by it under this Agreement prior to the Closing Date.

(3) Purchaser shall have delivered to Sellers its certificate confirming the satisfaction of the conditions set forth in subparagraphs (1) and (2) above and such other matters that Sellers may reasonably request.

(b) Purchase Price and Other Payments. Purchaser shall have delivered to Sellers the Purchase Price required to be made as of the Closing Date pursuant to Article I hereof.

(c) Consents, Notices and Approvals. All consents and approvals of all Persons necessary for the consummation of the Transaction under Purchaser's certificate of incorporation or bylaws or any agreement, permit, law or regulation shall have been received and delivered to Sellers, and all notices to any Person required by any of the foregoing to be given in respect of the Transaction prior to the Closing shall have been duly given.

(d) Employment and Non-Competition Agreements. Purchaser shall have delivered the duly authorized and executed Employment and Non-Competition Agreements pursuant to Section 1.6.

(e) Opinion of Counsel to Purchaser. Sellers shall have received the opinion of Purchaser's counsel, dated the Closing Date, in form reasonably acceptable to Sellers.

(f) Other Matters. Purchaser shall have delivered to Sellers, in form and substance reasonably satisfactory to Sellers' counsel, such certificates and other evidence as Sellers may reasonably request as to the satisfaction of the conditions contained in this Section 4.2.

Section 4.3 HSR Act Approval. The respective obligations of all of the parties hereto to consummate the purchase and sale under this Agreement are subject to the expiration or earlier termination of the waiting period (including any extensions) under the HSR Act.

Section 4.4 Opportunity to Cure. In the event that Purchaser shall notify Sellers, or Sellers shall notify Purchaser, of its decision not to consummate the sale and purchase of the Shares hereunder due to the failure of any of the conditions contained in Sections 4.1, 4.2 or 4.3 hereof to be satisfied, Sellers, or Purchaser, as the case may be, shall have the opportunity for a reasonable period of time to take such actions as may be necessary to remedy the circumstances which have resulted in the failure of such conditions to be satisfied.

ARTICLE V

CLOSING DATE AND TERMINATION OF AGREEMENT

Section 5.1 Closing Date. Subject to the right of (1) Sellers and (2) Purchaser to terminate this Agreement pursuant to Section 5.2 hereof, the closing for the consummation of the purchase and sale contemplated by this Agreement (the "Closing") shall, unless another date or place is agreed to in writing by Sellers and Purchaser, take place at the offices of Richards, Layton & Finger, 920 King Street, Wilmington, Delaware 19801, at 2:00 p.m., time on June 17, 1997, or such other date as the parties may agree upon (the "Closing Date").

Section 5.2 Termination of Agreement.

(a) This Agreement may, by written notice given at or prior to the Closing in the manner hereinafter provided, be terminated or abandoned:

(1) in the event that the Closing shall not have occurred on or before June 30, 1997, by Sellers or by Purchaser;

(2) by Purchaser if a material default or breach shall be made by Sellers with respect to the due and timely performance of any of their covenants and agreements contained herein, or with respect to the correctness of or due compliance with any of their representations and warranties contained in Article II hereof, and such default cannot be cured as provided in
Section 4.4 and has not been waived;

(3) by Sellers if a material default or breach shall be made by Purchaser with respect to the due and timely performance of any of its covenants and agreements contained herein, or with respect to the correctness of or due compliance with any of its representations and warranties contained in
Article II hereof, and such default cannot be cured as provided in Section
4.4 and has not been waived;

(4)by mutual written consent of Sellers and Purchaser; or

(5) by Purchaser if any Supplement to the Sellers' Disclosure Letter contains disclosures of any fact or condition which makes untrue, or shows to have been untrue, in any material respect any representation or warranty by Sellers in this Agreement or any statement made in the Sellers' Disclosure Letter, unless concurrently with the delivery of the Supplement Sellers represent and warrant that the disclosed fact or condition can and will be corrected at Sellers' expense prior to the Closing.

(b) No termination of this Agreement, whether pursuant to this Section 5.2 (other than a termination by mutual written consent of Sellers and Purchaser pursuant to Section 5.2(a)(4)) or otherwise, shall terminate or impair any claim by Sellers or by Purchaser against the other based upon any breach of Section 3.5 hereof, nor shall it terminate any obligations of any party to the other with respect to confidentiality under Section 3.1(b) hereof.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnity.

(a) Sellers, jointly and severally, agree to indemnify and hold Purchaser and Purchaser's officers, directors, stockholders, Affiliates, employees, agents and employee plan fiduciaries ("Purchaser Indemnitees") harmless from any and all damages, losses (which shall include any diminution in value), shortages, liabilities (joint or several), payments, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including without limitation, the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation and preparation) of any kind or nature whatsoever (collectively "Damages"), to the extent directly or indirectly resulting from, relating to or arising out of:

(1) any breach of or inaccuracy in any representation or warranty of Sellers made in such person's capacity as a Seller and not otherwise, contained in Section 2.1 or in any other Operative Document; and

(2) any breach or non-performance, partial or total, by any Seller of any covenant or agreement of Sellers made in such person's capacity as a Seller and not otherwise contained in this Agreement or in any other Operative Document.

(b) Purchaser shall indemnify and hold Sellers and Seller Corp.'s officers, directors and stockholders ("Seller Indemnitees") harmless from, any and all Damages resulting from or arising out of:

(1) any breach of or inaccuracy in any representation or warranty of Purchaser contained in Section 2.2 or in any Operative Document; and

(2) any breach or non-performance, partial or total, of any covenant or agreement of Purchaser contained in this Agreement, any Operative Document or any instrument or agreement delivered pursuant to this Agreement.

Section 6.2 Notice, Participation and Duration.

(a) If a claim by a third party is made against a party indemnified pursuant to this Article VI ("Indemnitee"), and if such Indemnitee intends to seek indemnity with respect thereto under this Article VI, the Indemnitee shall promptly, and in any event within 60 days of the assertion of any claim or the discovery of any fact upon which Indemnitee intends to base a claim for indemnification under this Agreement ("Claim"), notify the party or parties from whom indemnification is sought ("Indemnitor") of such Claim. In the event of any Claim, Indemnitor, at its option, may assume (with legal counsel reasonably acceptable to the Indemnitee) the defense of any claim, demand, lawsuit or other proceeding in connection with the Indemnitee's Claim, and may assert any defense of Indemnitee or Indemnitor; provided that Indemnitee shall have the right at its own expense to participate jointly with Indemnitor in the defense of any claim, demand, lawsuit or other proceeding in connection with the Indemnitee's Claim. In the event that Indemnitor elects to undertake the defense of any Claim hereunder, Indemnitee shall cooperate with Indemnitor to the fullest extent possible in regard to all matters relating to the Claim (including, without limitation, corrective actions required by applicable law, assertion of defenses and the determination, mitigation, negotiation and settlement of all amounts, costs, actions, penalties, damages and the like related thereto) so as to permit Indemnitor's management of same with regard to the amount of Damages payable by the Indemnitor hereunder. Neither Purchaser nor any Seller shall be entitled to settle any Claim without the prior written consent of the other, which consent shall not unreasonably be withheld.

(b) No claim for indemnification under this Section 6.2 may be made after the third anniversary of the Closing, except that claims for indemnification in respect of breaches of the representations and warranties contained in Sections 2.1(c), (h) and (r) hereof may be made so long as any claim may be made in respect of such matters under any applicable statute of limitations; provided, however, that the foregoing shall not affect any Claim made in accordance with this Article VI and in good faith prior to the date of such expiration.

Section 6.3 Indemnification if Negligence of Indemnitee. The indemnification provided in this Article VI shall be applicable whether or not negligence of the Indemnitee is alleged or proven. The parties acknowledge that any arbitrators appointed pursuant to Section 7.15 of this Agreement may consider such negligence in arbitrating any disputes among the parties.

Section 6.4 Reimbursement. In the event that the Indemnitor shall undertake, conduct or control the defense or settlement of any Claim and it is later determined that such Claim was not a Claim for which the Indemnitor is required to indemnify the Indemnitee under this Article VI, the Indemnitee shall reimburse the Indemnitor for all its costs and expenses with respect to such settlement or defense, including reasonable attorneys' fees and disbursements.

Section 6.5 Offset. Purchaser shall have the right to offset any amounts for which it is entitled to indemnification under this Article VI against any amounts payable by Purchaser to Sellers in their capacity as such, pursuant to any Operative Document. Sellers shall have the right to offset any amounts for which they are entitled to indemnification under this
Article VI against any amounts payable by Sellers pursuant to any Operative Documents.

Section 6.6 No Third Party Beneficiaries. The foregoing indemnification is given solely for the purpose of protecting the parties to this Agreement, the Purchaser Indemnitees and the Seller Indemnitees and shall not be deemed extended to, or interpreted in a manner to confer any benefit, right or cause of action upon, any other Person.

Section 6.7 Limitations on Indemnification. The indemnification provided for in Section 6.1 shall be subject to the following:

(1) Sellers shall not be obligated to pay any amounts for indemnification under Section 6.1 until the aggregate amount of Damages actually incurred by the Purchaser Indemnitees, measured in the chronological order of their incurrence, exceeds $25,000, whereupon Sellers shall be obligated to pay all Damages actually incurred by the Purchaser Indemnitees including such $25,000;

(2) Sellers' obligation for indemnification under Section 6.1 shall be limited to payment of the Purchase Price for the Shares.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Further Actions. From time to time, as and when requested by Purchaser, Sellers shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to transfer, assign and deliver to Purchaser or its permitted assigns the Business (or to evidence the foregoing) and to consummate and to effect the other transactions expressly required to be performed by Sellers hereunder.

Section 7.2 No Broker. Each of Sellers and Purchaser represent and warrant to the other that they have no obligation or liability to any broker or finder by reason of the transactions which are the subject of this Agreement except that Sellers have retained the services of Scott-Macon, Ltd. for which the Sellers and not Seller Corp. shall be responsible. Set forth on Appendix 7.2 to the Sellers' Disclosure Letter is an accurate and complete list of all fees and expenses that have been paid by Seller Corp. to Scott-Macon, Ltd. from May, 1996 to April, 1997 for its services as advisor to Seller Corp. on matters unrelated to the transactions contemplated by this Agreement. Sellers represent and warrant to Purchaser that no other fees or expenses have been paid by Seller Corp. to Scott-Macon, Ltd. Each of (a) Sellers and (b) Purchaser agree to indemnify the other against, and to hold the others harmless from, at all times after the date hereof, any and all liabilities and expenses (including without limitation legal fees) resulting from, related to or arising out of any claim by any Person for brokerage commissions or finder's fees, or rights to similar compensation, on account of services purportedly rendered on behalf of Sellers or Purchaser, as the case may be, in connection with this Agreement or the transactions contemplated hereby.

Section 7.3 Expenses. Except as otherwise specifically provided herein, Sellers and Purchaser shall each bear their own legal fees, accounting fees and other costs and expenses with respect to the negotiation, execution and the delivery of this Agreement and the consummation of the transactions hereunder.

Section 7.4Entire Agreement. This Agreement, the Exhibits hereto (including without limitation the Nonsolicitation and Confidentiality Agreement referred to in Section 3.1(b)), the Sellers' Disclosure Letter and any Supplement thereto contain, and are intended by the parties as a final expression of, the entire agreement between Sellers and Purchaser with respect to the transactions contemplated by this Agreement and, except as provided in Section 3.1(b), supersedes all prior oral or written agreements, arrangements or understandings with respect thereto.

Section 7.5 Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

Section 7.6 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and shall be delivered either personally or by telegram, telex, telecopy or similar facsimile means, by registered or certified mail (postage prepaid and return receipt requested), or by express courier or delivery service, addressed as follows:

If to Sellers:

James D. Hammond
P.O. Box 298
Kemblesville, Pennsylvania  19347

Timothy E. Hammond
862 Joann Court
Rohrer Meadows
Carmel, Indiana  46032

Victoria A. Hammond
1937 Variations Drive
Atlanta, Georgia  30329

Deborah E. Hammond
668 Alanon
Ridgewood, New Jersey  07450

With a copy to:

Richards, Layton & Finger
One Rodney Square
920 King Street
Wilmington, Delaware  19801
Attention:  Cynthia D. Kaiser
Telecopy No.:  (302) 658-6548

If to Purchaser:

Matrix Service Company
10701 East Ute Street
Tulsa, Oklahoma  74116
Attention:  President
Telecopy No.:  (918) 838-8822

With copies to:

Andrews & Kurth L.L.P.
4200 Texas Commerce Tower
Houston, Texas 77002
Attention:  Melissa M. Martin
Telecopy No.:  (713) 220-4285

or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by telegram, telex, telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telex, telecopy or other facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail.

Section 7.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than the choice of law principles thereof).

Section 7.8 Assignability. This Agreement shall not be assignable otherwise than by operation of law by any party without the prior written consent of the other parties, and any purported assignment by any party without the prior written consent of the other parties shall be void.

Section 7.9 Waivers and Amendments. Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

Section 7.10 Third Party Rights. Notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any Person who is not a party to this Agreement (including without limitation any broker or finder, notwithstanding the provisions of Section 7.2 hereof), and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns; provided, however, that Purchaser Indemnitees and Seller Indemnitees are intended third party beneficiaries hereof to the extent provided in Sections 6.1 and 6.6.

Section 7.11 Illegalities. In the event that any provision contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the party for whose benefit the provision exists, be in any way impaired.

Section 7.12 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Agreement.

Section 7.13 Survival; Exclusivity of Remedies. The representations and warranties, covenants and agreements of the parties hereto shall survive the Closing, and the indemnification provided by Section 6.1 shall not be the exclusive remedy available to the parties hereto.

Section 7.14 Representations and Warranties of Sellers. Except with respect to Sections 2.1(a), (b)(1) and (2), (c), (f), (h), (m), and (o)(1)
and (2), (a) the representations and warranties of the Sellers are given based solely on the actual knowledge of such Sellers, (b) the Sellers, other than James D. Hammond, have made no investigation in preparation for making such representations and warranties, and (c) James D. Hammond has consulted with James Buhler, Tor Larson and Douglas Leh in connection with making such representations and warranties and his actual knowledge consists of his own actual knowledge and the content of such discussions.

Section 7.15 Alternative Dispute Resolution. The parties hereto agree that any disputes under this Agreement which are not resolved by discussions, shall be submitted to binding arbitration upon the service of a Notice of Demand for Arbitration to the other party. Any such arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by a committee of three arbitrators (one appointed by the Sellers, one appointed by the Purchaser and one appointed by the other two so appointed). Each party shall notify the other party of their appointed arbitrator within 10 days of the receipt of the Notice of Demand for Arbitration. The third arbitrator shall be appointed within 20 days of the receipt of the Notice of Demand for Arbitration. Any disputes as to the arbitrability of any matter or the manner of such arbitration shall be determined in such arbitration. Such arbitration shall be held at a neutral site to be agreed by the parties. The hearing shall be completed within 30 days of the appointment of the third arbitrator. The decision of the arbitrators shall be made within 20 days after completion of the hearing on the arbitration. The parties shall each pay one half of the arbitrators' expenses and fees. Each party shall otherwise be responsible for all other expenses incurred by it in connection with the arbitration, including counsel fees.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


PURCHASER:

MATRIX SERVICE COMPANY


By:     /s/Doyl D. West
        ---------------
Name:   Doyl D. West
Title:  Chief Executive Officer

SELLERS:

/s/James D. Hammond
-------------------
JAMES D. HAMMOND


/s/James D. Hammond
-------------------
JAMES D. HAMMOND, as Trustee under that
certain Voting Trust Agreement dated
February 1, 1991


/s/Timothy E. Hammond
---------------------
TIMOTHY E. HAMMOND


/s/Victoria A. Hammond
----------------------
VICTORIA A. HAMMOND


/s/Deborah E. Hammond
---------------------
DEBORAH E. HAMMOND


GENERAL SERVICE CORPORATION


By:      /s/James D. Hammond
         -------------------
Name:    JAMES D. HAMMOND
Title:   President


Annex A
SELLERS' DISCLOSURE LETTER
June 17, 1997

Matrix Service Company
10701 East Ute Street
Tulsa, Oklahoma  74116

Gentlemen:

We refer to the Stock Purchase Agreement (the "Purchase Agreement") to be entered into today among Matrix Service Company, General Service Corporation, James D. Hammond, James D. Hammond, as Trustee under that certain Voting Trust Agreement dated February 1, 1991, Timothy E. Hammond, Victoria A. Hammond and Debora E. Hammond pursuant to which Sellers have agreed to sell to Purchaser, and Purchaser has agreed to purchase from Sellers, all of the outstanding capital stock of Seller Corp. described therein on the terms and conditions set forth therein.

Terms defined in the Purchase Agreement are used with the same meaning in this Sellers' Disclosure Letter. References herein to Appendices are to the Appendices to this Sellers' Disclosure Letter.

This letter constitutes the Sellers' Disclosure Letter referred to in
Section 1.1 of the Purchase Agreement. The representations and warranties of Sellers in Article II of the Purchase Agreement are made and given subject to the disclosures in this Sellers' Disclosure Letter. The disclosures in this Sellers' Disclosure Letter are to be taken as relating to the representations and warranties in the Section of the Purchase Agreement to which they expressly relate and to no other representation or warranty in the Purchase Agreement.

By reference to Article I and Article II of the Purchase Agreement, the following matters are disclosed (with the Appendix and subsection designations used herein corresponding to the specific Section or subsection of the Purchase Agreement to which such disclosure relates):

Very truly yours,

SELLERS:


/s/James D. Hammond
-------------------
JAMES D. HAMMOND


/s/James D. Hammond
-------------------
JAMES D. HAMMOND, as Trustee under that
certain Voting Trust Agreement dated
February 1, 1991


/s/ Timothy E. Hammond
----------------------
TIMOTHY E. HAMMOND


----------------------
/s/Victoria A. Hammond
VICTORIA A. HAMMOND


---------------------
/s/Deborah E. Hammond
DEBORAH E. HAMMOND


We acknowledge receipt of the Sellers' Disclosure Letter of which this is a duplicate (including the Appendices referred to therein).


Dated: June 17, 1997

MATRIX SERVICE COMPANY



By:      /s/C. William Lee
         -----------------
Name:    C. William Lee
Title:   Vice President-Finance